Exhibit 99.1

Foresight Energy LP Reports Full-Year and Fourth Quarter 2016 Results

Full-Year 2016 Highlights:

•	Coal sales of $866.6 million on sales volumes of 19.3 million tons
•	Net loss attributable to limited partner units of $178.8 million or $(1.37) per unit
•	Adjusted EBITDA of $308.8 million
•	Cash flows from operations of $225.2 million
•	Unrestricted cash and cash equivalents of $103.7 million on hand as of December 31, 2016
•	Working with Goldman Sachs in connection with the refinancing process

ST.  LOUIS, Missouri — (BUSINESS WIRE) — March 1, 2017 — Foresight Energy LP (NYSE: FELP) today reported financial and operating results for the fourth quarter and year ended 2016.  Foresight generated fiscal year 2016 coal sales revenues of $866.6 million on sales volumes of 19.3 million tons resulting in Adjusted EBITDA of $308.8 million, cash flows from operations of $225.2 million and a net loss attributable to limited partner units of $178.8 million, or $(1.37) per unit.  Annual sales volumes for 2016 decreased 12% compared to 2015 due in part to lower production as a result of Foresight’s Hillsboro mine being idled for all of 2016 due to the combustion event.  Operating results for 2016 were also negatively impacted by a fourth quarter prepaid royalty impairment charge of $74.6 million, $13.2 million of debt extinguishment costs, $21.8 million of debt restructuring costs and a non-cash charge of $17.1 million related to the change in fair value of warrants issued as part of the August 30, 2016 debt restructuring.  Partially offsetting these charges were $30.5 million of insurance recoveries received in 2016 related to the combustion event at our Hillsboro operation ($10.5 million for the reimbursement of mitigation costs, which were recorded as a reduction in cost of coal sales and $20.0 million related to business interruption proceeds, which were recorded in other operating income, net in our consolidated statement of operations).

“Calendar year 2016 was extremely challenging for Foresight with a global restructuring of our debt obligations during a period of incredible decline in the coal industry.  Despite many distractions, our operations performed exceptionally well.  We delivered improved safety results and continued to lead the industry in terms of production and mining cost in the Illinois Basin.  While coal markets were under unprecedented downward pressure during most of 2016, our mines generated strong positive cash flow despite operating well below capacity,” said Robert D.  Moore, President and Chief Executive Officer.  “For the year, we saw moderate improvements in our per ton sales realizations and significant cost per ton improvements of over $1.30 per ton, which led to the generation of $225.2 million of operating cash.  This improved operating performance resulted in Foresight ending the year with $103.7 million of cash compared to $17.5 million as of December 31, 2015.  As previously mentioned, we have recently undertaken a process to take advantage of our operating successes and improvements in the capital markets to refinance and extend maturities of a portion or all of our existing indebtedness.”

Consolidated Financial Results

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Coal sales totaled $866.6 million for 2016 compared to $979.2 million for 2015.  The decline in coal sales revenue from the prior year was driven by a decrease in coal sales volumes of 2.7 million tons partially offset by an increase in coal sales realizations of $0.35 per ton sold.  The decline in coal sales volumes is attributed to a decrease in production at the Hillsboro operation resulting from the combustion event that has idled the mine since March 2015, as well as difficult coal market conditions that persisted for the majority of 2016.  The increase in coal sales realization per ton was driven by improvements in export pricing during the latter part of 2016.

Cost of coal produced was $424.0 million for 2016 compared to $509.2 million for 2015.  The decrease during the current year was due to lower sales volumes as well as a reduction in our cash cost per ton sold.  The improvement in cash cost per ton sold was driven by increased production at our non-Hillsboro mines which allowed for better leveraging of fixed costs and additional synergies related to the transaction with Murray Energy, including lower mine overhead costs and operational efficiencies.  Additionally, the direct and indirect costs of the Hillsboro combustion event during 2016 were offset by $10.5 million in insurance recoveries received in 2016 for the reimbursement of previously incurred mitigation costs.

Foresight recorded a loss on its commodity derivative contracts of $23.8 million for the year ended December 31, 2016, compared to a gain of $45.7 million for the year ended December 31, 2015.  The loss during the current year was driven by a substantial increase in the API 2 forward price curve during the latter part of 2016.  For the years ended 2016 and 2015, Foresight recognized settlements on commodity derivative contracts of $12.6 million and $61.2 million, respectively.

Transportation costs declined by $32.1 million from the prior year due to lower export sales volumes offset partially by higher charges for shortfalls on minimum contractual throughput volume requirements.  During 2016, Foresight shipped 17% of its sales volumes to the export market compared to 24% during the prior year.

Selling, general and administrative expenses decreased $6.1 million compared to 2015 due primarily to an equity award granted to the former chief executive officer of the Partnership during 2015 that resulted in $7.1 million of immediate expense recognition.

During the years ended December 31, 2016 and 2015, impairment charges of $74.6 million and $12.6 million, respectively, were recorded primarily to establish a reserve on certain prepaid royalties for which it was determined that recoupment was improbable.

Transition and reorganization costs for 2016 totaled $6.9 million, compared to $21.4 million for 2015.  The transition and reorganization costs during 2016 were comprised of the remaining retention compensation related to certain employees during the transition period resulting from the Murray Energy transaction that occurred in April 2015.

For fiscal year 2016, Foresight recorded $22.2 million of other operating income compared to $13.4 million recorded for fiscal year 2015.  The fourth quarter of 2016 was benefited by $20.0 million in business interruption insurance recoveries related to the Hillsboro combustion event whereas 2015 was benefited by a $13.5 million legal settlement with Murray Energy.

Interest expense for 2016 increased $31.9 million from the prior year due primarily to higher effective interest rates under the new and amended debt instruments as well as higher interest rates under the term loan, revolving credit facility and A/R securitization facility prior to the closing date of the debt restructuring transactions due to default interest rates being in effect.

As a result of the bondholder litigation and the completed global restructuring of Foresight’s debt, the Partnership also recognized $21.8 million in debt restructuring costs and a $13.2 million loss on the early extinguishment of debt during 2016.

Cash flows provided by operations totaled $225.2 million for 2016 and Foresight ended the year with $103.7 million in cash compared to $17.5 million as of December 31, 2015, representing an increase in cash of $86.2 million.  During 2016, capital expenditures were $54.6 million, a decrease of $30.4 million compared to the year ended December 31, 2015.

Three Months Ended December 31, 2016 Compared to Three Months Ended December 31, 2015

Coal sales were $251.0 million for the three months ended December 31, 2016 compared to $239.2 million for the prior year period.  The increase in coal sales was driven by an increase in coal sales realizations of $5.02 per ton due to a substantial rise in API 2 prices during the latter part of 2016.

Cost of coal produced for the three months ended December 31, 2016 was $112.4 million, compared to $148.4 million for the three months ended December 31, 2015.  The prior year fourth quarter’s cash cost per ton was unfavorably impacted by low production, as shifts were reduced in order to preserve liquidity, and substantial mitigation costs related to the Hillsboro combustion event.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 1, 2017.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, a change in the fair value of the warrant liability and material nonrecurring or other items which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then add/deducts to Adjusted EBITDA the amount of aggregate settlements during the period.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, or any other measure of financial performance presented in accordance with U.S.  GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests, please see the table below.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 2 billion tons of coal reserves in the Illinois Basin.  Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.  Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M.  Broadbent

Senior Corporate Counsel and

Director of Investor and Media Relations

740-338-3100

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP
Consolidated Statements of Operations

	Unaudited
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$250,966	$239,239	$866,628	$979,179
Other revenues	1,956	2,411	9,204	5,674
Total revenues	252,922	241,650	875,832	984,853

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	112,437	148,400	423,995	509,170
Cost of coal purchased	12,807	10,381	13,541	17,444
Transportation	42,980	43,976	139,659	171,733
Depreciation, depletion and amortization	38,691	49,714	164,212	195,415
Accretion on asset retirement obligations	844	566	3,376	2,267
Selling, general and administrative	6,618	6,073	25,265	31,357
Long-lived asset impairments	74,575	12,592	74,575	12,592
Transition and reorganization costs	—	4,145	6,889	21,433
Loss (gain) on commodity derivative contracts	6,482	(4,988)	23,752	(45,691)
Other operating (income) loss, net	(20,037)	450	(22,161)	(13,424)
Operating (loss) income	(22,475)	(29,659)	22,729	82,557
Other expenses:
Interest expense, net	43,932	30,720	149,201	117,311
Debt restructuring costs	119	3,930	21,821	3,930
Change in fair value of warrants	18,576	—	17,124	—
Loss on early extinguishment of debt	(90)	—	13,203	—
Net (loss)	(85,012)	(64,309)	(178,620)	(38,684)
Less: net income attributable to noncontrolling interests	—	118	169	770
Net (loss) attributable to controlling interests	(85,012)	(64,427)	(178,789)	(39,454)
Less: net income attributable to predecessor equity	—	—	—	23
Net (loss) attributable to limited partner units	$(85,012)	$(64,427)	$(178,789)	$(39,477)

Net (loss) available to limited partner units - basic and diluted:
Common unitholders	$(42,881)	$(28,536)	$(90,015)	$(16,043)
Subordinated unitholders	$(42,131)	$(35,891)	$(88,774)	$(23,434)

Net (loss) per limited partner unit - basic and diluted:
Common unitholders	$(0.65)	$(0.44)	$(1.37)	$(0.25)
Subordinated unitholders	$(0.65)	$(0.55)	$(1.37)	$(0.36)

Weighted average limited partner units outstanding - basic and diluted:
Common units	66,105	65,192	65,829	65,098
Subordinated units	64,955	64,955	64,955	64,934

Foresight Energy LP

Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$103,690	$17,538
Accounts receivable	54,905	61,325
Due from affiliates	16,891	16,615
Financing receivables – affiliate	2,904	2,689
Inventories, net	43,052	50,652
Prepaid expenses	8,482	5,498
Prepaid royalties	3,136	5,386
Deferred longwall costs	13,310	18,476
Coal derivative assets	7,650	26,596
Other current assets	12,961	5,565
Total current assets	266,981	210,340
Property, plant, equipment and development, net	1,318,937	1,433,193
Due from affiliates	1,843	2,691
Financing receivables – affiliate	67,235	70,139
Prepaid royalties	13,765	70,300
Coal derivative assets	—	22,027
Other assets	20,250	12,493
Total assets	$1,689,011	$1,821,183
Liabilities and partners’ (deficit) capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$368,993	$1,434,566
Current portion of sale-leaseback financing arrangements	1,372	—
Accrued interest	29,760	24,574
Accounts payable	60,971	55,192
Accrued expenses and other current liabilities	43,592	35,807
Asset retirement obligations	7,273	18
Due to affiliates	20,904	8,536
Total current liabilities	532,865	1,558,693
Long-term debt and capital lease obligations	1,022,070	—
Sale-leaseback financing arrangements	190,497	193,434
Asset retirement obligations	37,644	43,277
Warrant liability	51,169	—
Other long-term liabilities	9,359	6,896
Total liabilities	1,843,604	1,802,300
Limited partners' capital (deficit):
Common unitholders (66,105 and 65,192 units outstanding as of December 31, 2016 and 2015, respectively)	100,628	186,660
Subordinated unitholders (64,955 units outstanding as of December 31, 2016 and 2015)	(255,221)	(166,061)
Total limited partners' (deficit) capital	(154,593)	20,599
Noncontrolling interests	—	(1,716)
Total partners' (deficit) capital	(154,593)	18,883
Total liabilities and partners' (deficit) capital	$1,689,011	$1,821,183

Foresight Energy LP

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2016	2015	2014
	(In Thousands)
Cash flows from operating activities
Net (loss) income	$(178,620)	$(38,684)	$141,476
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	164,212	195,415	169,767
Amortization of debt issuance costs and debt discount	12,580	6,878	7,022
Equity-based compensation	5,106	13,704	4,749
Loss (gain) on commodity derivative contracts	23,752	(45,691)	(76,330)
Settlements of commodity derivative contracts	12,644	61,223	19,204
Realized gains on commodity derivative contracts included in investing activities	—	(19,073)	(7,345)
Change in fair value of warrants	17,124	—	—
Long-lived asset impairments	74,575	12,592	34,700
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	2,333	10,032	—
Current period interest expense converted into debt	31,484	—	—
Non-cash debt extinguishment expense	11,124	—	4,681
Other	4,897	5,208	2,097
Changes in operating assets and liabilities:
Accounts receivable	6,420	19,586	(21,921)
Due from/to affiliates, net	12,940	(25,345)	5,930
Inventories	7,858	27,994	(13,787)
Prepaid expenses and other current assets	(7,608)	(250)	(7,807)
Prepaid royalties	(15,790)	(18,945)	(23,475)
Commodity derivative assets and liabilities	3,938	(1,911)	(1,891)
Accounts payable	5,779	(5,014)	9,424
Accrued interest	22,905	(562)	(2,509)
Accrued expenses and other current liabilities	5,537	874	1,189
Other	2,030	2,381	(4,392)
Net cash provided by operating activities	225,220	200,412	240,782
Cash flows from investing activities
Investment in property, plant, equipment and development	(54,584)	(85,026)	(229,725)
Investment in financing arrangements with Murray Energy (affiliate)	—	(75,000)	—
Settlement of certain coal derivatives	—	19,073	7,345
Return of investment on financing arrangements with Murray Energy (affiliate)	2,689	2,172	—
Acquisition of an affiliate	(100)	—	(3,822)
Proceeds from sale of equipment	4,366	—	1,619
Net cash used in investing activities	(47,629)	(138,781)	(224,583)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	33,000	60,500
Net change in borrowings under A/R securitization program	(26,800)	41,000	—
Proceeds from other long-term debt and capital lease obligations	—	59,325	85,620
Payments on other long-term debt and capital lease obligations	(45,692)	(44,440)	(307,607)
Payments on short-term debt	(739)	(2,559)	—
Distributions paid	(182)	(152,352)	(174,391)
Proceeds from issuance of common units (net of underwriters' discount)	—	—	329,875
Initial public offering costs paid (other than underwriters' discount)	—	—	(7,206)
Debt issuance costs paid	(15,735)	(2,751)	(297)

Other	(2,291)	(1,825)	(971)
Net cash used in financing activities	(91,439)	(70,602)	(14,477)
Net increase (decrease) in cash and cash equivalents	86,152	(8,971)	1,722
Cash and cash equivalents, beginning of period	17,538	26,509	24,787
Cash and cash equivalents, end of period	$103,690	$17,538	$26,509

Reconciliation of U.S. GAAP Net (Loss) Attributable to Controlling Interests to Adjusted EBITDA:

	Three Months Ended			Year Ended
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015
	(In Thousands)
Net loss attributable to controlling interests(1)	$(85,012)	$(64,427)	$(24,286)	$(178,789)	$(39,454)
Interest expense, net	43,932	30,720	37,939	149,201	117,311
Depreciation, depletion and amortization	38,691	49,714	43,637	164,212	195,415
Accretion on asset retirement obligations	844	566	844	3,376	2,267
Transition and reorganization costs (excluding amounts included in equity-based compensation)	—	1,076	—	2,574	17,111
Equity-based compensation(2)	395	3,456	284	5,106	13,704
Long-lived asset impairments	74,575	12,592	—	74,575	12,592
Loss (gain) on commodity derivative contracts	6,482	(4,680)	5,987	23,752	(45,691)
Settlements of commodity derivative contracts	(468)	9,358	3,191	12,644	61,223
Debt restructuring costs	119	3,930	6,072	21,821	3,930
Change in fair value of warrants	18,576	—	(1,452)	17,124	—
Loss on early extinguishment of debt	(90)	—	13,186	13,203	—
Adjusted EBITDA	$98,044	$42,305	$85,402	$308,799	$338,408

(1) - Included in net loss attributable to controlling interests during 2016 were insurance recoveries for the reimbursement of mitigation costs of $10.5 million, which were recorded in cost of coal sales (excluding depreciation, depletion and amortization) and business interruption proceeds of $20.0 million, which were recorded in other operating income, net.

(2) - Includes equity-based compensation of $4.3 million for each of the years ended December 31, 2016 and 2015, which was recorded in transition and reorganization costs in the statements of operations.

Operating Metrics
	Three Months Ended			Year Ended
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015
	(In Thousands, Except Per Ton Data)
Produced tons sold	4,923	5,229	5,277	18,992	21,507
Purchased tons sold	256	277	4	278	439
Total tons sold	5,179	5,506	5,281	19,270	21,946

Tons produced	5,072	3,905	4,774	19,040	20,097

Coal sales realization per ton sold(1)	$48.46	$43.45	$43.26	$44.97	$44.62
Cash cost per ton sold(2)	$22.84	$28.38	$20.90	$22.32	$23.67
Netback to mine realization per ton sold(3)	$40.16	$35.46	$36.95	$37.73	$36.79

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.